                                  September 5, 1996

Board of Directors
Java Centrale, Inc.
1610 Arden Way, Suite 299
Sacramento, CA 95815

Dear Sirs:

    We refer to the Registration Statement on Form S-3 to be filed by Java Centrale, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,300,000 shares of the Company's no par value Common Stock (the "Common Stock") which may be issued upon the conversion of those certain Convertible Notes, dated January 29, 1996, issued by the Company to Gross Foundation, Inc. and Santina Holding, Inc. (the "Notes").

    As counsel to the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion and, on the basis of such examination, advise you that in our opinion the Notes and the shares of Common Stock which may be issued upon the conversion thereof have been duly and validly authorized, and, when issued and sold in the manner contemplated in the Registration Statement, will be validly issued, fully paid, and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,

                                  ROSENBLUM, PARISH & ISAACS, PC



                                       By: /S/ PHILIP S. BOONE, JR.
                                           -------------------------------
                                       A Member of the Firm